Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our reports dated October 18, 2012, with respect to the financial statements of Legg Mason ClearBridge Aggressive Growth Fund (expected to be renamed ClearBridge Aggressive Growth Fund effective January 1, 2013), a series of Legg Mason Partners Equity Trust, as of August 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 17, 2012